Exhibit 99.2

Employee FAQ

1)	What was announced today?

•	TIBCO has entered into a definitive agreement to be acquired by Vista for $24.00 per share in cash, or a total of approximately $4.3 billion, including the assumption of the Company’s convertible senior notes.

•	At the conclusion of the transaction TIBCO will become a privately owned company.

2)	Why did the Board decide to take the Company private?

•	The Special Committee evaluated a full range of financial and strategic alternatives to maximize value for TIBCO’s stockholders.

•	The Board unanimously determined that this offer is the best way to maximize value for our stockholders, providing immediate and substantial cash value, as well as a compelling 26.3% premium.

•	Additionally, as a private company, we expect TIBCO to benefit from added flexibility and a strong financial partner, which will allow us to be more focused on our long-term growth strategy.

3)	What needs to happen between now and close?

•	We expect to close in the fourth calendar quarter of 2014. The transaction is subject to approval from TIBCO stockholders, regulatory approvals and other customary closing conditions.

4)	What are the benefits of this transaction for TIBCO employees?

•	As a private company, we expect to be able to take more of a long-term perspective on our business and strategy, ensuring a strong future for TIBCO and its customers, partners and employees.

5)	Are there any immediate changes that Vista is expected to make? How will this affect the day-to-day operations at TIBCO?

•	The transaction has not yet closed, but for now we expect things to remain business as usual.

•	As we approach the close of the deal, we will provide any material updates as they become available.

6)	Will the Company still host TIBCO NOW?

•	Yes. The Company looks forward to hosting TIBCO NOW November 3-5 in San Francisco.

7)	Will there be layoffs as a result of the transaction?

•	Any operating changes will be communicated as soon as they become available.

•	Vista is focused on growing TIBCO’s position as a fast data leader.

•	Vista is a leading private equity firm focused on investments in software, data and technology-enabled service companies. The firm focuses on helping its companies achieve operational, product and customer service excellence by contributing professional expertise, proven best practices and management techniques.

•	As we approach the close of the deal, we will provide any material updates as they become available.

8)	What changes should we expect when TIBCO is no longer a public company?

•	For now we expect things to remain business as usual.

9)	How does this affect my stock options and restricted stock awards? Will I be compensated?

•	All options will be accelerated and cashed out based on the purchase price, net of exercise price. Options with exercise prices above the purchase price will be cancelled. All restricted stock and restricted stock units will be accelerated and cashed out at closing. Our 2014 performance-based restricted stock units will be accelerated and treated in accordance with the existing change of control provisions governing those grants. Earlier performance units will be treated in accordance with their terms.

10)	Will my benefits package change when TIBCO is no longer a public company?

•	We will provide more information in the months ahead.

11)	Will the headquarters remain in the same location?

•	TIBCO will continue to be headquartered in Palo Alto.

12)	Who do I go to with questions about this announcement?

•	Please consult either a manager or HR business partner.